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                                                                    Exhibit 16.1


June 6, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K/A dated May 7, 2002, of CD Warehouse, Inc. and are in agreement with the statements contained in the second, third, and fourth paragraphs therein. In addition, as discussed in the first paragraph, we agree that we have been dismissed as CD Warehouse, Inc.'s independent accountants effective May 7, 2002. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                /s/ Ernst & Young LLP